EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q2 2020 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President and Chief Investment Officer

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Second Quarter 2020 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the call over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s Second Quarter 2020 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

On today’s call, Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Brendan Mullinix, Chief Investment Officer, will provide a recent business update and commentary on first quarter results. Executive Vice Presidents Lara Johnson, and James Dudley will be available during the question and answer portion of our call. I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather. Good morning everyone. We had a strong second quarter and have performed very well despite the challenges created for many by Covid-19. Our focus remains on completing our transition to an industrial REIT, working to mitigate any potential impacts of the pandemic on our business, and taking advantage of external growth opportunities. The safety and health of our employees continues to be a top priority and we have continued to successfully execute our business plan in a virtual working environment.

Our portfolio operations have fared well with monthly rent collections very strong from the start of the pandemic. Second quarter Cash Base rent collections are over 99.5%, and approximately 99.4% of July collections have been received to date. We leased over 3 million square feet during the quarter, raising industrial renewal Cash Base rents nearly 22%. Our overall portfolio leased was 97.3% at quarter end, up slightly compared to last quarter.

We have continued to stay active on the acquisition front and act as a capital provider to our merchant builder partners during a time of market uncertainty. As a result, we were able to capitalize on a narrow window of favorable pricing during the quarter. In the second quarter, we closed on $164 million dollars of new warehouse/distribution purchases in select target markets of Savannah and Dallas, among others, at average GAAP and cash cap rates of 5.6% and 5.3%, respectively. These acquisitions brought first half of the year volume to $360 million dollars and increased our overall average GAAP and cash cap rates to 5.4% and 5.0%, respectively. More recently, cap rates for quality industrial assets have compressed and appear to be back to pre-pandemic pricing in most cases. That said, there continues to be ample opportunity on the investment front, and we are currently reviewing a considerable amount of existing and build-to-suit transactions in the marketplace, with one property under contract for approximately $29 million dollars.

To support our growth initiatives during the quarter, we raised over $201 million dollars through an equity offering and strategic use of our ATM program. Additionally, we disposed of approximately $45 million dollars of assets. This capital was used to mainly fund acquisition activity with the remainder used to pay down most of our revolving credit facility, reducing leverage from 5.5 times to 5.2 times net debt to Adjusted EBITDA. We expect to continue to access capital markets when appropriate, while augmenting our investment initiatives with retained cash flow, disposition proceeds, and access to credit.

Our disposition plan was somewhat impacted by Covid-19 over the past several months, primarily as a result of uncertainty in the debt markets, which has caused a slowdown in the transactions market. We are making good progress under the circumstances, and have disposed of $141 million dollars of consolidated properties year-to-date, which includes $67 million dollars in July. These assets generated a combined annualized NOI of $5.4 million dollars. Additionally, we have disposed of approximately $50 million dollars in joint venture assets year-to-date. we remain optimistic that we will make meaningful progress through the remainder of the year.

Our 2020 disposition plan continues to consider disposing of, or marketing for sale, up to $500 million dollars of primarily office properties, but some closings are likely to push into 2021. The most significant sale would involve our Dow Chemical office property in Lake Jackson, Texas. In addition to office sales, we expect to opportunistically harvest value in our industrial portfolio from time to time, similar to the two industrial assets we sold during and subsequent to the quarter in Oak Creek, Wisconsin and Moody, Alabama, and redeploy capital into more modern warehouse/distribution product.

Our second quarter activities improved our portfolio mix, increasing our industrial exposure to almost 85% of our gross real estate assets. We continue to be well-positioned in the current environment with our strong balance sheet, favorable liquidity position, robust investment pipeline, healthy weighted-average lease term, and conservative payout ratio. While market factors could affect certain aspects of our 2020 initiatives, we have made exceptional progress on our long-term business plan and remain focused on completing our transition to an industrial REIT.

As announced this morning, we are tightening our 2020 Adjusted Company FFO guidance to a range of $0.74 to $0.76 cents per common share, mainly due to the de-leveraging of our balance sheet. This is subject to change depending on portfolio performance over the balance of the year.

With that, I’ll turn the call over to Brendan who will provide detailed commentary on our acquisition activity.

Brendan Mullinix

Thanks, Will. We acquired six warehouse/distribution properties during the quarter totaling 1.9 million square feet with a weighted average lease term of 7.5 years and an average square footage per property of approximately 322,000 square feet. All of the facilities were recently constructed improving the average age of our industrial portfolio to 12.2 years.

We continue to like the Dallas-Fort Worth industrial market, given the stable presence of large corporate tenants and both strong population and employment growth. Our recently acquired 121,000 square foot, Class A industrial facility is leased to Mauser Packaging for over 10 years with rental bumps of over 2%. The property has direct access to I-45, with close proximity to I-20, I-30, and I-35 East.

Three of the properties purchased in the quarter are in Savannah, Georgia. This is a port logistics market we have been adding to in recent months due to its high absorption rates and low market vacancy. Two of the properties were acquired as a portfolio comprised of a 356,000 square foot facility and an 89,000 square foot facility, each leased to a logistics company. The average lease term for the properties is approximately five years, and both are brand new, Class A warehouses with attractive annual bumps of 3%. Separately, we purchased a newly completed 500,000 square foot facility leased to Unis, a third-party logistics provider, for approximately seven years.

In addition, we agreed to purchase a two-property portfolio, of which one of the properties closed during the second quarter. This 248,000 square foot property is leased to Unis in the southeast submarket of Houston. While Houston has seen some market weakness recently, our property is in a park located just three and a half miles from the Bayport Container Terminal at Port Houston and is right sized for the market. This acquisition represents our second investment in the Bayport

South Industrial Park. The second property, a 325,000 square foot facility leased to Mercury Paper in Winchester, Virginia, is scheduled to close in the third quarter. Positioned along the I-81 bulk industrial corridor, the Winchester logistics market has experienced positive rental growth with large corporate tenants relocating there in recent years. We currently own two other distribution facilities within the park. Both the Houston and Winchester properties are brand new, Class A facilities, leased on average for 4 and a half years.

Our most recent purchase was a newly developed, Class A, 617,000 square foot facility leased to Amazon for 10 years. The property is in Ocala, Florida, with frontage on I-75, offering easy access to Tampa and Orlando, and supports our strategy of increasing our E-commerce exposure. Amazon now accounts for over 3% of our overall portfolio revenue.

As Will mentioned, we are actively reviewing a number of existing and build-to-suit opportunities and continue to work on spec development projects to add to our development pipeline. I’ll turn the call over to Beth now to discuss financial results.

Beth Boulerice:

Thanks, Brendan. Adjusted Company FFO for the quarter was approximately $51 million dollars, or $0.19 cents per diluted common share, and in-line with our expectations. We continue to maintain a very conservative Adjusted Company FFO payout ratio of 55.3%.

Revenues for the second quarter were approximately $82 million dollars, up 2% when compared to the same time period in 2019. This increase was after we offset rental revenues with $157 thousand dollars of bad debt expense related to a tenant accounts receivable and the write-off of a deferred rent receivable.

Property operating expenses were about $10 million dollars during the quarter, of which, approximately 81% were attributable to tenant reimbursements. G&A expenses were $7.6 million dollars in the quarter and our estimated total 2020 G&A is expected to be within a range of $30 to $32 million dollars.

Year-over-year, same-store occupancy was down 1.6%, although same-store NOI was down just 0.6%.

As Will mentioned, our consolidated Cash Base rental collections have been strong throughout the pandemic. Specific to the second quarter, we received 99.9% of April rents, 99.1% of May rents, and 99.6% of June rents. Additionally, as of today, we have received 99.4% of July rents. While our collections have remained solid with minimal impact from Covid-19, historical rent collection should not be considered an indication of expected future rent collections.

Rent relief requests continue to be minimal, and currently, we are evaluating a request from one small retail tenant in our Philadelphia office building. To date, we have granted only two tenant rent relief requests in our consolidated portfolio, which were immaterial, and we obtained either an extension or favorable renewal terms.

Turning to the balance sheet, our financial position remains strong, and we continue to have ample liquidity and borrowing capacity. At quarter end, we had approximately $84 million dollars of cash, including restricted cash, with approximately $560 million dollars available on our unsecured revolving credit facility. The capital raised during the quarter contributed to paying down our revolving credit facility and supported the decrease in leverage to 5.2 times net debt to Adjusted EBITDA.

Our unsecured debt to unencumbered NOI is 4.5 times and unencumbered NOI represented about 85% of our portfolio at quarter end. We have no significant debt maturities before 2023. At quarter end, our consolidated debt outstanding was approximately $1.3 billion dollars with a weighted-average interest rate of approximately 3.7% and a weighted-average term of seven years.

With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct the question and answer portion of this call.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

Our first question today comes from Craig Mailman with KeyBanc. Please go ahead.

Artie Cameron:

Good morning, everyone. This is Artie Cameron on for Craig. Just a quick one regarding acquisitions kind of going forward. Is the $164 million per quarter pace kind of something we can expect for the remainder of the year?

T. Wilson Eglin:

Well the market of opportunity is large, but our existing pipeline right now just has the $29 million asset under contract. So we think that we can be quite active in the market over the balance of the year. But as I said, there's only $29 million under contract at the moment.

Artie Cameron:

Got it. Thank you. And just one more on bad debt. I remember the last call you guys mentioned you had 150 basis points of bad debt baked into the guidance. I'm sorry if I missed it, but did you guys update that here today?

T. Wilson Eglin:

I think I’ll turn that over to Beth Boulerice, our CFO.

Beth Boulerice:

Hey, Artie. Yes, we did not put that in our prepared remarks. But, yes, we do have 150 basis points of bad debt baked into our guidance.

Operator:

Our next question comes from Jamie Feldman with Bank of America Merrill Lynch. Please go ahead.

Jamie Feldman:

Thank you. Good morning. I guess just can you help us understand or just kind of think through your sources of capital just going forward. Let's say you were to find larger deals than $29 million, how do we think about the next time you need to raise capital or just how you're thinking about the sources and uses going forward?

T. Wilson Eglin:

Well quite a bit will be derivative of how well we can do on the disposition front, Jamie. We think that we've had quite a bit of success in July and we think we can do well over the balance of the year. So disposition proceeds will be an important use of capital from a redeployment standpoint. And obviously, our credit line is available to us. We may use our ATM program a little bit, but unless we have a large specified pipeline that we have visibility on; we wouldn't expect to use any equity in size.

Jamie Feldman:

Okay and then you had mentioned the $500 million of office sales some may get pushed out till next year. Can you just give an update on what's in discussions? What gives you confidence saying that? And why next year? How do we think about that?

T. Wilson Eglin:

Yes. Lara Johnson runs our disposition plan. So, Lara, you may be best suited to answer that one.

Lara Johnson:

Sure. Good morning. So at present we have roughly $55 million of assets with an accepted offer or contract. So that would be the pipeline at this point. We do, however, have a number of assets that are in the market or we plan to be in the market with chief among those of course is [Gadal] asset and we don't have anything definitive and conclusive to report on that. But we are in discussions on that asset, and then there are a variety of other office assets that we will have in the market or do have in the market. The timings just less predictable as a result of COVID. So that's why we indicated that they may push into 2021 for closings.

Jamie Feldman:

Okay and do you have like a general sense of any moves in pricing so far especially on the office side for what you're trying to sell? Does anyone rethought their underwriting?

Lara Johnson:

Sure and that's -- that is -- it's obviously an issue that everyone, every seller is dealing with. I think the indications are that for net lease office sales first half 2020 or down roughly 44%, so let's say the first half 2019 for not least office sales. It really depends on the nature of the asset; investors are being much more selective in terms of credit quality of the tenant term; quality of the real estate et cetera as our lenders. So it really depends on the asset. There's more selectivity in the investor community right now. But we are seeing a renewal of interest among institutional and private investors folks looking to put points on the board in 2020, and the lending community is coming back as well; their underwriting standards are higher and sponsorships more important than ever. But that's what we're seeing.

Jamie Feldman:

Okay and you're seeing points on the board even on suburban office or office campus acquisitions?

Lara Johnson:

We -- yes, we don't have any campuses in the market. But, yes, we are seeing renewed interest on the assets we're out with.

Jamie Feldman:

Okay and then how do you think about your current cost of capital versus the yields? I think you had talked about mid-5s, low to mid-5s on the acquisitions.

T. Wilson Eglin:

Yes. I mean we see the market opportunity sort of ranging between 4.5 and 5.5 depending on credit lease characteristics location and market. So what's going to drive acquisitions for the most part is 1031 exchange needs from sales. But our cost of capital has improved a lot and made external growth easier.

Operator:

Our next question comes from Jon Petersen with Jefferies. Please go ahead.

Jon Petersen:

Great. Thanks. In terms of your acquisition pipeline, I'm just curious over the last three to four months, a lot of things in the world have changed. If you guys have changed any of your approach to where you're trying to acquire properties? There's been a lot of talk about re-shoring a supply chain and business businesses holding more inventory. I just wonder how that works into the types of properties and the locations where you're trying to acquire.

T. Wilson Eglin:

Yes. I think Brendan, do you want to take a shot at that one?

Brendan Mullinix:

Yes, sure. Hi, good morning. Well, our investment focus, our logistics-oriented focus I think is an excellent strategy in the current environment. We do expect to benefit from the structural demand drivers of accelerated adoption of e-commerce moved by companies to have increased business inventories for their supply chain resiliency. And, also, that potential that you reference for on-shoring or near shoring, and when we think about the geographies in the country that are most likely to benefit from those trends; we believe that we're very well positioned to benefit. We think our focus in the southeast to the Sunbelt and in the lower Midwest logistics oriented markets will benefit disproportionately from that, that tenants demand because those markets offer very favorable access to strong demographics, excellent infrastructure; and are also very attractive from a cost perspective; and are in generally business friendly environments. So to summarize; we expect to continue to invest in the markets that we've been active.

Jon Petersen:

Okay. All right. That makes sense. And I mean maybe the same question but in terms of the development pipeline; I'm curious if you guys have seen any or the merchant builders that you deal with; have you seen any increase in RFPs in the market recently? And I guess if you have kind of what geographies are you seeing those in?

Brendan Mullinix:

So we have, if you look at -- it's leasing activity; the leasing activity for modern bulk distribution has been quite strong across our market. And that has absorbed a lot of the large bulk distribution space. So there has been I would say more build-to-suit inquiries than we were seeing at this point last year. And that's also -- that's partly on the demand side, as well as on the supply side what you saw in most markets has been a pause in speculative development. So as those spec buildings have been absorbed; some of these larger companies or larger space needs companies, we anticipate we'll need to look to build-to-suit in order to satisfy that space demand.

Jon Petersen:

Okay, yes, that makes sense. And I'm sorry if I missed this, but if we look at your upcoming lease maturity schedule in 2020 for industrial you only have one left [Geotis] and then you've got a number in 2021. I mean are you guys expecting any large move outs in that list and I guess the same with the office portfolio?

T. Wilson Eglin:

I'm sure Jon, I might ask James Dudley, our Head of Asset Management to give his view on that.

James Dudley:

Yes. Sure. So visibility of move outs, Geodis is going to be vacating that property in Statesville; very functional property that we anticipate being able to backfill. And then the other known move out that we have in the industrial pipeline for 2021 is Dana. And that's kind of a mixed-use property; it has a high amount of office, as well as industrial. We're working on trying to backfill that space with a sub-tenant rental that's already been established. And then the only near-term known move out that we have on the office side is Schwab in Westlake Texas, and that's in a great location within the DFW market; very affluent area that property's been released to multiple tenants over the years quickly because of its high parking ratio; and it's just a quality asset. Everything else we're in discussions with the tenants on at this point, and we're hopeful for the most part that we're going to be able to keep the tenants.

Operator:

At this time, there are no additional questions. I would like to turn the conference back over to Will Eglin for any closing remarks.

T. Wilson Eglin:

Yes. Thanks again for joining us this morning. Please visit our website or contact Heather Gentry, if you would like to receive our quarterly materials. In addition, as always you may contact me or the other members of senior management with any questions. Thanks again and have a great day.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.